NEWS RELEASE

GRYPHON'S SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

November 14, 2006 – Vancouver, BC and Denver, CO. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the "Company") reported a second fiscal quarter loss of $1,871,080, or $0.05 per share compared to loss of $813,270, or $0.03 per share, in the second fiscal quarter of 2005 on greater shares outstanding. During the quarter ended September 30, 2006, the Company completed material portions of the geophysical survey program designed to guide the Graben deposit drilling extension program and identify further exploration targets to the north and west of the Graben zone within the 27 square mile Borealis property. The Graben drilling extension program has started and is to consist of a series of approximately 20 broad step-out holes along the northern extension of the Graben trend.

Exploration expenses during the fiscal quarter ending September 30, 2006 were $1,067,703 or 55% of total expenses during the period, compared to $503,248 or 59% of total expenses for the quarter ended September 30, 2005. The increase in exploration spending was related to the continuation of exploration drilling, geophysical survey work, permitting activities and completion of the Borealis Gold Project heap leach mine feasibility study.

General administration, salaries, travel and consulting expenses for the quarter ended September 30, 2006 totaled $875,340 or 45% of total expenses during the period, compared to $353,393 or 41% of total expenses for the prior year's comparable quarter. The increase in expenditures relates to greater travel and investor relations activities associated with financing, completion of the feasibility study, increased staffing in anticipation of mine development, and the establishment of corporate offices in Lakewood, Colorado. Non-Cash stock based compensation expense totaled $225,691 during the quarter compared to $nil in the prior years comparable quarter.

Interest income earned from cash deposits was $84,102 for the quarter ended September 30, 2006 compared to $41,240 in the prior years comparable quarter due to higher average cash balances held in interest bearing bank accounts. As at September 30, 2006, the company held $6,240,563 in cash balances.

For the six months ended September 30, 2006 the Company reported a net loss of $3,871,214 or $0.10 per share compared to a net loss of $1,631,188 or $0.06 per share incurred during the same period in the prior year, as spending increased on exploration activities, completion of the feasibility study, an increase in staffing levels, and higher corporate administration costs.

Exploration expenses during the six month period ended September 30, 2006 were $2,321,218 or 57% of total expenses compared to $843,320 or 56% of total expenses in the prior year. General administration, salaries, travel and consulting expenses totaled $1,722,018 or 43% of total expenses during the period ended September 30, 2006, compared to $852,630 or 50% of total expenses for the prior year's comparable period. Non-Cash stock based compensation expense totaled $250,064 for the six month period compared to $nil in the prior years comparable period.

Head Office: Suite 360-390 Union Blvd. - Lakewood, CO – 80228 - USA
Vancouver Office: 810-1130 W. Pender St. - Vancouver, BC – Canada - V6E A4A
Toll Free: 1.866.261.2229

Summary of activity for the quarter ended September 30, 2006:

  Positive Feasibility Study completed on Borealis Heap Leach Gold Project
  Completed a substantial portion of Geophysics to guide the Graben deposit drilling extension program and identify exploration targets
  Secured second drill rig and commenced drilling on outlying exploration targets in Central Pediment
  Commenced drilling on the extension of the Graben deposit

Warrant reminder: A reminder to shareholders that the three sets of warrants currently overhanging the market will expire on December 22, 2006. They are:

  6,316,339 warrants exercisable at US$0.90/share for total proceeds of US$5.7 million,
  5,956,000 warrants exercisable at C$1.15/share for total proceeds of C$6.8 million, and
  542,250 warrants exercisable at C$0.85/share for total proceeds of C$0.5 million

Gryphon Gold is a Nevada corporation, which is in the business of acquiring and developing gold properties in the United States. Gryphon Gold's principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

Full financial statements and securities filings are available on our website www.gryphongold.com and at www.sec.gov or www.sedar.com.

For further information contact:

Tony Ker, Chief Executive Officer by Phone 604-261-2229 or by email tker@gryphongold.com

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statements reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

In this press release the Company uses the term "mineral resources" and its subcategories "measured", "indicated" and "inferred" mineral resources. Investors are advised that while such terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is economically or legally mineable."

Head Office: Suite 360-390 Union Blvd. - Lakewood, CO – 80228 - USA
Vancouver Office: 810-1130 W. Pender St. - Vancouver, BC – Canada - V6E A4A
Toll Free: 1.866.261.2229